Exhibit 10.5
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (this “Agreement”) is made and entered into as of                     , 2005 by and between HearUSA, Inc., a Delaware corporation (the “Company”) and                     , a resident of the state of                      (the “Executive”).
RECITALS
     A. The Company believes that it is in the best interests of the Company and its shareholders to foster the continuous employment of its key executives.
     B. The Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distraction arising from the possibility of a change in control.
     C. The Executive wants to provide dedicated services to the Company on the condition that he receive adequate assurance of appropriate compensation in the event of a change in control.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Payment Upon Termination. In the event, within eighteen (18) months following a Change in Control, Executive’s employment is terminated other than for Cause or if Executive terminates employment for Good Reason, Executive shall be entitled to the following:
          (i) severance compensation equal to one and one-half (1.5) times the Executive’s annual base compensation immediately prior to the Change in Control;
          (ii) an amount equal to the bonus or other long-term incentive compensation to which the Executive would have been entitled absent the termination;
          (iii) continuation of Executive’s health and life insurance as provided immediately prior to the Change in Control for a period of one year; and
          (iv) accelerated vesting of all of Executive’s unvested options so that all of Executive’s options vest upon such termination and may be exercised by Executive for such post-termination period as is prescribed by such option agreement(s) and related stock plan(s).

     2. Definitions. For purposes of this Agreement,
          “Cause” means: (a) willful or prolonged absence from work by the Executive (other than by reason of disability) or failure, neglect or refusal by the Executive to perform his duties and responsibilities hereunder; (b) the Executive’s commission of fraud or dishonesty against the Company, its subsidiaries, parent, affiliates or their respective officers, directors, stockholders or employees; (c) conduct intended to injure or having the effect of injuring the reputation, business or business relationships of the Company, its subsidiaries, parent or affiliates or their respective officers, directors or employees; or (d) upon a charge by a governmental entity against the Executive of any crime involving moral turpitude or which could reflect unfavorably upon the Company or upon the filing of any civil action involving the Executive and a charge of embezzlement, theft, fraud or other similar act; or (e) failure or refusal of Executive to materially comply with the policies, standards and regulations of the Company as from time to time may be made known to Executive.
          “Change in Control” means the effective date of any of the following events occurring during Executive’s employment: (a) consummation of any consolidation, merger, statutory share exchange or other business combination as a result of which persons who were stockholders of the Company immediately prior to the effective date thereof beneficially own less than 50% of the combined voting power in the election of directors of the surviving or resulting entity following the effective date; (b) individuals who, as of the date hereof, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person who is elected as a director subsequent to the date hereof by a vote of at least a majority of the directors comprising the current Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be considered a member of the current Board for these purposes; (c) consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (d) shareholder approval of any plan or proposal for the liquidation or dissolution of the Company; or (e) acquisition of beneficial ownership by any “person” or “group” (as such term is used Sections 13(d) and 14(d)(2) of the Exchange Act) of securities representing twenty percent (20%) or more of the combined voting power in the election of the Company’s directors, provided such acquisition has not been approved by at least a majority of the members of the Board of Directors in office immediately prior to the acquisition.
          “Good Reason” means, without Executive’s consent: (a) a reduction of more than twenty-five percent (25%) in the Executive’s base compensation, or any reduction in the aggregate value of the Executive’s benefits, which reduction is not pursuant to a general change in compensation or benefits applicable to all similarly situated Company executives; (b) a significant reduction or modification in Executive’s duties, responsibilities or authority from that immediately prior to a Change in Control (excluding reassignment to a position or projects of similar stature); or (c) transfer of Executive’s principal place of employment to a location more than one hundred (100) miles from his principal place of employment immediately prior to a Change in Control.

     3. Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. The Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives.
     4. Reformation/Severability. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.
     5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.
     6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have agreed to the terms contained in, and have duly executed, this Change in Control Agreement as of the date first written above.

Executive:	HearUSA, Inc.

By:
Title:

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